State of Delaware
Secretary of State
Division of Corporations
Delivered 11:14 AM 09/28/2022
FILED 11:14 AM 09/28/2022
SR 20223639012 - File Number 4162736

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MEA Testing Systems, Inc.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

MEA Testing Systems, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is MEA Testing Systems, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 16, 2006 under the name Petrocorp Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is PETROCORP INC. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock") and (ii) 1,000,000 shares of preferred stock, $0.0001 par value per share ("Preferred Stock") (collectively, Common Stock and Preferred Stock are referred to herein collectively as "Capital Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of Capital Stock of the Corporation.

A. **COMMON STOCK**

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of Capital Stock of the Corporation representing a majority of the votes represented by all outstanding shares of Capital Stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. **PREFERRED STOCK**

The Board of Directors of the Corporation (the "Board") is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board with respect to each such series shall include, but not be limited to, the determination of the following:

(i) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board;

(ii) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether

such dividends shall be cumulative, and if so, from which date or dates for such series;

(iii) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

(iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates adjustments, and other terms and conditions of such conversion or exchange;

(vi) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(vii) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(viii) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

Eight Hundred Thousand (800,000) shares of the Preferred Stock are hereby designated "6% Convertible Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock") with the powers, preferences, rights, qualifications, limitations and restrictions specified hereunder.

1. Dividends.

(a) Commencing on the Original Dividend Accrual Date (as defined in Section 7 below), cumulative dividends ("Dividends") shall accrue on each share of Series A Preferred Stock, at the rate of 6% (the "Dividend Rate") per annum, to and including the respective Dividend Payment Date, on the basis of a 360-day year consisting of twelve (12) 30-day months), until the Dividend Termination Date.

(b) The Dividends shall be booked on the books of the Corporation annually on the anniversary date of the Original Dividend Accrual Date of each twelve-month

period (each a "Dividend Payment Date"), or if such day is not a Business Day, on the next succeeding Business Day, to holders of record as of the Dividend Payment Date. The Series A Dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Dividends shall be payable only in shares of Series A Preferred Stock (a "PIK Dividend") at the Dividend Rate. Fractional shares of Series A Preferred Stock may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series A Preferred Stock of all accrued and unpaid dividends that are payable on any Dividend Payment Date in respect of such holder's shares of Series A Preferred Stock, provided that any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series A Preferred Stock issued in payment of a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. For purposes of clarification, twelve months after the Original Dividend Accrual Date, a holder of 100 shares of Series A Preferred Stock shall be entitled to 6 additional shares of Series A Preferred Stock, after twenty four months an additional 12 shares and after 36 month an additional 18 shares.

(c) Series A Dividends shall be declared pro rata per share on each outstanding and issued Series A Preferred Stock.

(d) Unless converted sooner in accordance with the terms hereof, the Series A Dividends shall terminate and cease on the Dividend Termination Date.

2. Liquidation Preference.

(a) In the event of any Business Combination, liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), no distribution shall be made to holders of shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up of the Corporation, including the Common Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (i) an amount per share equal to (A) $3.28 (the "Liquidation Amount") per share plus (B) any accrued or declared and unpaid dividends owed to holders of shares of the Series A Preferred Stock as of the date of the Liquidation Event and (ii) the pro rata portion of the distributable proceeds as if the Series A Preferred Stock was then converted to shares of Common Stock.

(b) The holders of the Series A Preferred Stock shall be entitled to receive on a pari passu basis with any other series of stock in parity with the Series A Preferred Stock distributions out of the assets legally available for such distributions. In the event the assets of the Corporation are insufficient to pay the amounts owed to holders of Series A Preferred Stock and any other parity stock upon liquidation, all available assets shall be paid ratably to the holders of Series A Preferred Stock and any parity stock, on a pari passu basis in accordance with their respective liquidation preferences, and the holders of Common Stock and any other junior stock shall receive nothing.

(c) The Series A Preferred Stock shall rank senior to the holders of shares of Common Stock.

(d) Upon the holders of the Series A Preferred Stock and the holders of any other series of stock in parity with the Series A Preferred Stock having received the distributions to which they are entitled, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by each holder.

(e) A Business Combination shall be deemed a Liquidation Event for purposes hereof.

3. Voting Rights.

(a) Except as otherwise provided in this Amended and Restated Certificate (the "Certificate of Incorporation"), of the Corporation, as expressly required by law or as provided herein, each share of Series A Preferred Stock shall entitle the holder thereof to 93.20 votes for each share of Series A Preferred Stock, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders' meeting in accordance with the By-laws.

(b) Except as otherwise provided in this Certificate of Incorporation or as expressly required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters presented to stockholders and not as separate classes. The holders of the Series A Preferred Stock shall have the right to appoint 4 of the 7 directors of the Corporation. In the event that the Corporation has less than 7 directors, the holders of the Series A Preferred Stock shall have the right to appoint the majority of the directors then in office.

(c) The Corporation shall not effect, or agree to effect, any amendment of this Certificate of Incorporation, other than an amendment that reduces the number of authorized shares of Series A Preferred Stock (but not below the number of shares of Series A Preferred Stock outstanding), without the consent of the holder or holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

4. Conversion.

(a) The holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert such shares into Common Stock, at a conversion rate (the "Conversion Rate") equal to 93.20 shares of common stock for each share of Series A Preferred Stock.

(b) The holder of any shares of Series A Preferred Stock may exercise the conversion rights set forth herein by delivering to the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it) (or such holder shall notify the Corporation or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for

the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 4(g) (the "Conversion Date"). To the extent that any dividend payments on the Series A Preferred Stock are in arrears at the Conversion Date, after conversion the holder will continue to be deemed a holder for the sole purpose of entitlement to the dividend payments that were in arrears.

(c) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock (after aggregating all shares of Series A Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(f) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g) Each holder of shares of Series A Preferred Stock shall be entitled to receive written notice from the Corporation, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Corporation, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Corporation, or any Business Combination, at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, convert any or all of such holder's shares of Series A Preferred Stock

into shares of Common Stock pursuant to this Section 4. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of Common Stock and the consideration to be received on a per share basis by the holders of Series A Preferred Stock and the statement that the holder may elect to convert immediately prior to and conditioned upon the consummation of such event.

5. Mandatory Conversion.

Notwithstanding the provisions above, the Series A Preferred Stock shall automatically be converted into Common Stock Shares at the Conversion Rate in the event of (i) an initial public offering of the shares of the Corporation netting at least US$ 5 million at a pre-money valuation of at least US$ 20 million, or (ii) the sale of shares of the Corporation, whether by merger or otherwise, in exchange for cash and/or listed securities, in a transaction in which the Corporation valuation is at least US$ 20 million.

On or after the Conversion Date each holder of shares to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in the notice of such mandatory conversion for conversion. To the extent that only a portion of the shares are being mandatorily converted, the Corporation shall issue new Series A certificates for the unconverted shares. On or after the Conversion Date, notwithstanding that the certificates evidencing any shares to be converted shall not have been surrendered, to the extent that they have been called for mandatory conversion, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares to be converted (except the right of the holder thereof to have such shares converted upon surrender of their certificates therefor, pursuant to this Section 6) shall terminate.

7. Definitions. For purposes of this Certificate of Incorporation, the following terms shall have the following definitions:

Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

Business Combination. The term "Business Combination" shall mean (x) a merger, share exchange or consolidation of the Corporation with any other corporation or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Corporation of all or substantially all of the Corporation's assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

Common Stock. The term "Common Stock" shall mean the common stock of the Corporation, par value $0.0001 per share, or any other security or property as the aforesaid common stock shall be converted into or exchanged for in any merger, consolidation, combination, recapitalization, share exchange or other similar or successive business transactions occurring after the date hereof, provided that as a condition of any such transaction, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and

amount of shares of securities and property receivable upon such event by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such event, all subject to further adjustment as provided herein and in the Certificate of Incorporation, and appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the adjustments and other provisions hereof and thereof shall thereafter be applicable, as nearly as may be, in relation to any shares of securities or property thereafter deliverable upon the exercise of such conversion rights.

Dividend Termination Date. The term "Dividend Termination Date" shall mean (i) the third anniversary of the original issuance of the MEA preferred shares prior to the issuance of the Exchanged MEA Preferred Shares and (ii) the third anniversary of the Original Dividend Accrual Date with respect to Series A Preferred Stock issued by the Corporation subsequent to the Closing Date.

MEA. The term "MEA" refers to M.E.A. Testing Systems Ltd., a corporation established in the State of Israel.

Original Dividend Accrual Date. The term "Original Dividend Accrual Date" shall mean (i) October 3rd, 2021 with respect to the preferred shares issued by MEA following the Investment Agreement it has signed with Full Finance Israel, LP and (ii) the date Series A Preferred Stock is issued by the Corporation subsequent to the Closing Date.

Registered Holder. The term "Registered Holder" shall mean, at any time, the holder of record of shares of Series A Preferred Stock.

Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the 6% Convertible Series A Preferred Stock of the Corporation.

8. No Impairment. The Corporation shall not enter into any contract, agreement or other legally enforceable arrangement which shall have the effect of impairing in any material respect the rights, powers or preferences of the holders of the Series A Preferred Stock granted pursuant to this Certificate of Incorporation, without the consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock.

9. Waiver. The holder or holders of not less than a majority of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, or by vote at a meeting called for such purpose, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one (1) vote on each matter presented to the Board of Directors.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "**Indemnified Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "**Proceeding**"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys' fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such

other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "**Excluded Opportunity**" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are "**Covered Persons**"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty (60) percent of the shares of Preferred Stock the outstanding, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court

of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22 day of September, 2022.

By: /s/ Doron Yom Tov
Name: Doron Yom Tov
Title: Chief Executive Officer